EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective the 1st day of January, 2011 by and between DIRECT INSITE CORP., a Delaware corporation (hereinafter the "Company"), and Arnold Leap, an individual residing at 25 Hancock Ct., South Setauket, New York 11720 (hereinafter referred to as "Leap").

W I T N E S S E T H:

WHEREAS, the Company desires to enter into this Agreement with Leap; and

WHEREAS, Leap desires to enter into this Agreement with the Company;

NOW, THEREFORE, it is agreed as follows:

1.           Prior Agreements Superseded.  This Agreement supersedes any services, consulting or other agreements, oral or written, entered into between Leap and the Company prior to the date of this Agreement except for stock options and restricted stock or other equity-based awards previously granted to Leap, which stock options and awards shall continue in full force and effect, under the terms and conditions effective when they were issued.

2.           Services.  The Company hereby agrees to employ Leap and Leap hereby agrees to continue serving as Executive Vice President of Sales and Marketing and Chief Technology Officer of the Company, with commensurate responsibilities.  Leap shall serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board without additional compensation. Notwithstanding the foregoing, it is understood that the duties of Leap during the performance of services shall not be inconsistent with his position  as Executive Vice President of Sales and Marketing, and Chief Technology Officer of the Company.  Any change in responsibilities would be negotiated and provided in a mutually agreed contract or contract revision.

3.           Term.  Subject to earlier termination on the terms and conditions hereinafter provided, the term of this Agreement shall cover the period January 1, 2011 through and ending on December 31, 2012.

4.           Compensation.  For all services rendered by Leap under this Agreement, compensation shall be paid to Leap as follows:

(a)            Leap shall receive $6,667 per month ($80,000 per year) for Leap’s position as Chief Technology Officer, and $10,000 per month ($120,000 per year as Executive Vice President of Sales and Marketing for a total of ($200,000 per year) as base salary, which shall be reviewed by the Company each year, and shall be subject to such increases (but not decreases) as the Company may determine, taking into consideration, among other things, the Company’s and the Employee’s performance during the preceding year as well as increases in the cost of living and other factors (“Base Salary”).   Leap shall be eligible to receive an annual incentive bonus (“Annual Bonus”) for his position as Chief Technology Officer, with a target bonus equal to 20% of the apportioned Base Salary of ($80,000).  80% of the Annual Bonus shall be based on the Company’s attainment of revenue growth and cash flow as set forth in its annual commitment plan approved by the Board of Directors that will include a threshold opportunity of 50% of target and a maximum payout of 150% of target.  20% of the Annual Bonus will be based on individual objectives as determined by the Compensation Committee of the Board.  As used in this Agreement, “Base Salary” shall refer to the Base Salary as may be increased from time to time hereunder.  Any Annual Bonus shall be paid not later than the fifteenth (15th) day of the third (3rd) month after the conclusion of the fiscal year with respect to which it is earned. During the term of this Agreement in addition to his base salary and annual bonus Leap for his role as Executive Vice President of Sales shall be entitled to receive

(i) a percentage of the Company’s net revenue received from certain assigned accounts of the Sales Team, as designated in writing by the Company and attached as (Schedule A), in the amount equal to 4% of such revenue during the first year of the agreement with the customer, and 2% in the second year, (Commissions).

(ii) a percentage of the Company’s net revenue received from certain named and Lead Accounts, as designated in writing by the Company and attached as (Schedule A) and specifically marked as a Lead Account, in the amount of 4% of such revenue during the first year of the agreement with the customer, and 2% in the second year, (Commissions).

(iii) Notwithstanding the foregoing paragraph 4(a)(ii), the maximum amount of 1% of net revenue received during the first year of the agreement with the customer shall be distributed to other employees of the Company that assist Leap in completing the Lead Account transaction with the customer and shall be shared in amount to be agreed upon between Leap and the Company.

(b)           Payment shall me made to Leap on the 20th, day of the month following receipt of such revenue by the Company. “Net Revenue” for the purposes shall only mean actual collections and shall be discounted for any return, discount or allowances.

(c)           Equity grants in 2011 and 2012 will be based on an assessment of performance in early- to mid- 2011 and 2012, respectively.

(d)           Leap shall be entitled to fully participate in all benefit programs available to executive employees of the Company during his employment with the Company.

(e)           Leap shall be entitled to $1,500 in a monthly recoverable draw on commissions for the first six (6) months of this Agreement.

5.           Expenses.  (a) Leap shall be provided the use of an automobile and payment of related expenses.  (b) Leap shall be reimbursed for all other out-of-pocket office expenses reasonably incurred by him in the performance of his duties hereunder. All expenses due hereunder shall be paid or reimbursed to Leap within 30 days after receipt by the Company of documentation therefor.

6.           Termination of Employment.  Leap’s employment with the Company and this Agreement shall terminate upon the earliest of the following events:  (i) Leap’s termination of employment by the Company without “cause” (as defined below); (ii) Leap’s resignation from employment with the Company for “good reason” (as defined below); (iii) Leap’s death, (iv) Leap’s “disability” (as defined below); (v) Leap’s termination of employment by the Company for “cause”;  (vi) Leap’s voluntary resignation from employment with the Company without “good reason”; or (vii) the non-renewal of this Agreement upon its termination on December 31, 2012.

7.           Severance Benefits.  Leap shall be entitled to the severance benefits provided for in subsection (c) hereof in the event of his termination of employment by the Company without “cause” (as defined below) or in the event of his resignation from employment with the Company for “good reason” (as defined below).  In such event, Leap shall have no duty to mitigate damages hereunder.  Leap and the Company acknowledge that the foregoing provisions of this paragraph 7 are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

(a) For purposes of this Agreement, the term “cause” shall mean:

(i)            Leap’s willful and continued refusal to endeavor in good faith to substantially perform his duties under this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness) after demand for substantial performance is delivered to Leap by the Board which specifically identifies the manner in which the Board believes Leap has not substantially performed his duties.

(ii)           Any act of fraud, embezzlement or theft finally determined by a court of competent jurisdiction to have been committed by Leap whether or not in connection with his duties or in the course of his performance as defined in this Agreement, which substantially impairs his ability to perform his duties hereunder.

(iii)           Any willful disclosure by Leap of any material confidential information or trade secrets of the Company or its affiliates.

For purposes of this paragraph, no act or failure to act on Leap’s part shall be considered “willful” unless done, or omitted to be done, by Leap not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Further, any act or failure to act based upon authority given by the Board or the written advice of counsel to the Company shall be conclusively deemed to be done or omitted to be done by Leap in “good faith” and in the best interest of the Company and shall not constitute “cause” for purposes of this paragraph.

Notwithstanding the foregoing, Leap shall not be deemed to have been terminated from employment for “cause” unless and until there shall have been delivered to him a copy of a written notice of termination of employment from the Board after the Company has given reasonable written notice to Leap detailing the specific cause events and a period of not less than 30 days following receipt of such notice to cure such event and if such event is not so cured, an opportunity for Leap with his counsel to be heard before the members of the Board finding that in the good faith opinion of such members of the Board that Leap was guilty of the conduct set forth in clauses (i), (ii), or (iii) of this paragraph and specifying the particulars thereof in detail.

(b)             For purposes of this Agreement, Leap shall have “good reason” to terminate his employment with the Company for the following circumstances:

(i)	the Company removes Leap from either the position of Executive Vice President of Sales and Marketing or Chief Technology Officer;

(ii)	material diminution in compensation as defined in paragraph 4(a) of this Agreement;

(iii)	material diminution in Leap’s authority, duties, or responsibilities;

(iv)	material diminution in Leap’s budget authority;

(v)	material breach of this Agreement by the Company; or

(vi)	material change in geographic location at which Leap is required to perform services.

provided, however, that (i) Leap shall provide notice to the Company of the “good reason” condition within 90 days after the initial existence of the condition, and (ii) the Company shall be given at least 30 days to cure such “good reason” condition.

(c)            The severance benefits to be paid to Leap in the event of his termination of employment without “cause “or his resignation from employment for “good reason” shall consist of:

i
(x)  A lump sum cash payment, payable upon Leap’s termination of employment, equal to 1.3 times his annual Base Salary;  (y) immediate vesting of all Company stock options, restricted stock and other outstanding equity based awards: and (z) a lump sum, cash payment, payable upon Leaps’ termination of employment, equal to (I) Leaps annual automobile costs (including related expenses), based on such costs for the preceding 12 months, and (II) 12 months Cobra coverage.

ii
All “Accrued Obligations,” comprised of (w) Base Salary through the date of termination of employment, payable on the first payroll date coincident with or next following the date of employment termination, (x) any unpaid Annual Bonus with respect to any fiscal year of the Company completed prior to the date of termination of employment (except upon an involuntary termination of employment for “cause” or the existence of “cause” is found following a voluntary termination of employment), payable on the first payroll date coincident with or next following the date of employment termination, (y) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Leap participates, in accordance with applicable plan terms, (z) unreimbursed business expenses, including those set forth in paragraph 5 of this Agreement, incurred through the termination of employment date, in accordance with the Company’s business expense reimbursement policy, and (aa) all previously earned and unpaid commissions up to the date of termination.

iii
All “Commission Obligations,” comprised of all past due commissions which shall be paid immediately and any ongoing commission obligations as identified by signed contracts with Customers identified on Schedule A shall continue to be paid in accordance with the  terms in Section 4(a) of this Agreement.

(d)  To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment that constitutes a “deferral of compensation” subject to Section 409A of the Code required to be made to Leap hereunder upon his termination of employment (including any payment pursuant to this paragraph 7) shall be made promptly on the earlier of (i) the six month anniversary of Leap’s date of termination of employment, and (ii) his death, in each case to the extent necessary to avoid imposition on Leap of any tax penalty imposed under Section 409A of the Code.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulations §§1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)), other applicable provisions of Treasury Regulations §1.409A-1 through A-6, and any other applicable exceptions as may be in effect from time to time under Section 409A of the Code.  Solely for purposes of determining the time and form of payments due Leap under this Agreement (including any payments due under paragraph 7 of this Agreement or otherwise in connection with his termination of employment with the Company), Leap shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code. To the extent that the Company and Leap determine that any provision of this Agreement could reasonably be expected to result in Leap’s being subject to the payment of interest or additional tax under Section 409A, the Company and Leap agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A of the Code in a manner that preserves Leap’s economic interests prior to such imposition. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Leap’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

8.             Death.  In the event of Leap’s termination of employment due to his death, he or his estate (as the case may be) shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (c)(ii) of this Agreement, and (ii) the Commission Obligations pursuant to paragraph 7 (c)(iii) and (iii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Leap up to the employment termination date divided by the number of days in the year.  In addition, all of Leap’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Leap’s employment termination by reason of death.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Leap’s employment continued through the payment date.

9.             Disability.  In the event of Leap’s termination of employment due to his “disability” (as defined below), he shall be entitled to (i) the Accrued Obligations pursuant to paragraph 7 (c)(ii) of this Agreement, and (iii) the Commission Obligations pursuant to paragraph 7 (c)(iii) of this agreement, and (iii) the current year Annual Bonus, which will paid on a prorata basis based on year-end results.  Prorata refers to the number of days served by Mr. Leap up to the employment termination date divided by the number of days in the year.  In addition, all of Leap’s Company stock options, restricted stock, and other outstanding equity based awards shall immediately vest upon Leap’s employment termination by reason of “disability.”  For purposes of this Agreement, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.  Any prorated Annual Bonus shall be paid at such time as the bonus would have been paid hereunder had Leap’s employment continued through the payment date.

10.  Resignation.  In the event Leap resigns his postion with or without good reason, Leap shall be entitled to receive (i) the Accrued Obligations pursuant to paragraph 7(c)(ii) of this agreement and (ii) the Commission Obligations pursuant to paragraph 7(c)(iii) of this agreement.

11.           Termination for Cause .  In the event of Leap’s termination of employment by the Company for “cause” (as defined above) , Leap shall be entitled to receive the Accrued Obligations pursuant to paragraph 7(c)(ii) of this Agreement.

12.           Non-Renewal of Agreement.   In the event this Agreement terminates on December 31, 2012 and is not renewed, Leap will be entitled to (i) the Accrued Obligations pursuant to paragraph 7(c)(ii) of this Agreement and (ii) the Commission Obligations pursuant to paragraph 7(c)(iii) of this agreement.

13.           Non-Competition.

(a)           Leap agrees that during his employment with the Company and, if qualified for severance payments as described in paragraph 7 (c)(i) of this Agreement, during the term of the severance payments, he will not, without the prior written approval of the Board, directly or indirectly, through any other individual or entity, (i) become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company, (ii) solicit, raid, entice or induce any customer of the Company to cease purchasing goods or services from the Company or to become a customer of any competitor of the Company, and Leap will not approach any customer for any such purpose or authorize the taking of any such actions by any other individual or entity, or (iii) solicit, raid, entice or induce any employee of the Company, and Leap will not approach any such employee for any such purpose or authorize the taking of any such action by any other individual or entity.  However, nothing contained in this paragraph 13 shall be construed as preventing Leap from investing his assets in such form or manner as will not require him to become an officer or employee of, or render any services (including consulting services) to, any competitor of the Company.

(b)           During Leap’s employment with the Company and at all times thereafter, Leap shall not disclose to any person, firm or corporation other than the Company any trade secrets, trade information, techniques or other confidential information of the business of the Company, its methods of doing business or information concerning its customers learned or acquired by Leap during Leap’s relationship with the Company and shall not engage in any unfair trade practices with respect to the Company.

14.           Enforcement.

(a)           The necessity for protection of the Company and its subsidiaries against Leap’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Leap’s talent and his importance to the Company.  Accordingly, Leap agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) for the purpose of restraining Leap from any actual or threatened breach of the covenants contained in paragraph 13 of this Agreement.

(b)           If for any reason a court determines that the restrictions under paragraph 13 of this Agreement are not reasonable or that consideration therefore in adequate, the parties expressly agree and covenant that such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in paragraph 13 as will render the restrictions valid and enforceable.

15.            Notices.  Any notice to be given to the Company or Leap hereunder shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, to the other party hereto at the following addresses:

To the Company:	Direct Insite Corp.
13450 West Sunrise Boulevard
Suite 501
Sunrise, FL 33323

Copy to:	David H. Lieberman, Esq.
Beckman, Lieberman & Barandes, LLP
116 John Street
Suite #1313
New York, New York 10038

To: Leap:	Arnold Leap
25 Hancock Ct.
South Setauket, NY 11720

Copy to:	Patrick Formato, Esq.
1111 Marcus Avenue, Suite 107
Lake Success, New York 11042

Either party may change the address to which notice may be given hereunder by giving notice to the other party as provided herein.

16.           Attorneys Fees.  The Company shall reimburse Leap for his reasonable attorney’s fees and expenses incurred in connection with entering into this Agreement.

17.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon Leap, his heirs, executors, administrators and legal representatives.  No party may assign this Agreement without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of its assets, provided, however, that the Company shall require such successor to expressly assume and agree to perform this Agreement to the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties except as specifically otherwise indicated herein.

19.       Jurisdiction and Venue.  It is hereby irrevocably agreed that all disputes or controversies between the Company and  Leap arising out of, in connection with or relating to this Agreement shall be exclusively heard, settled and determined by arbitration to be held in the City of New York, County of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to be conducted before three arbitrators, who shall all be either  attorney(s) or retired judge(s) licensed to practice law in the State of New York. York, New York. Any award made by such arbitrators shall be binding and conclusive for all purpose thereof and may be entered as a final judgment in any court of competent jurisdiction. The parties also agree that judgment may be entered on the arbitrator's award by any court having jurisdiction thereof and the parties consent to the jurisdiction of any court located in the City of New York, County of New York, or in the State of New York for this purpose. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorney’s fees, however, Leap’s maximum liability for costs and fees shall not exceed $5,000. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided for herein. In the event of any material breach of this Agreement by the Company, when no material breach has occurred by Leap, actual damages would be difficult to determine, and the parties, therefore, agree that as liquidated damages Leap shall be entitled to receive the balance of the compensation/ payments and benefits specified in paragraph 7(c) of this Agreement.

20.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida.

21.           Indemnification. The Company indemnifies Leap to the maximum extent permitted by law and to the maximum extent permissible for all activities taken since he has been involved with the Company and for 5 years after his termination of employment hereunder in accordance with the Indemnification Agreement executed between Leap and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

DIRECT INSITE CORP.

By:  /s/ Michael Beecher_____________
Michael Beecher / Chief Financial Officer

/s/ Arnold Leap________________
Arnold Leap